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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ________)*

Orbital Sciences Corporation
(Name of Issuer) Common Stock
(Title of Class of Securities) 685564106
(CUSIP Number)
October 20, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 685564106
1. Names of Reporting Person Alydar Capital, LLC I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 0
6. Shared Voting Power: 685,911
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 685,911
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 685,911
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 1.17%
12. Type of Reporting Person (See Instructions) IA

CUSIP No. 685564106
1. Names of Reporting Person: Alydar Partners, LLC I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 0
6. Shared Voting Power: 2,940,000
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 2,940,000
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 2,940,000
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 5.01%
12. Type of Reporting Person (See Instructions) IA

CUSIP No 685564106
1. Names of Reporting Person John A. Murphy I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: United States
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 0
6. Shared Voting Power: 2,940,000
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 2,940,000
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 2,940,000
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 5.01%
12. Type of Reporting Person (See Instructions) IN

CUSIP No. 685564106
1. Names of Reporting Person Alydar Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 41,378
6. Shared Voting Power: 0
7. Sole Dispositive Power: 41,378
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 41,378
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) .07%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. 685564106
1. Names of Reporting Person Alydar QP Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 394,651
6. Shared Voting Power: 0
7. Sole Dispositive Power: 394,651
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 394,651
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) .67%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. 685564106
1. Names of Reporting Person Alysheba Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 8,912
6. Shared Voting Power: 0
7. Sole Dispositive Power: 8,912
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 8,912
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) .02%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. 685564106
1. Names of Reporting Person Alysheba QP Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 221,010
6. Shared Voting Power: 0
7. Sole Dispositive Power: 221,010
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 221,010
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) .38%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. 685564106
1. Names of Reporting Person Alysun Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 3,295
6. Shared Voting Power: 0
7. Sole Dispositive Power: 3,295
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 3,295
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) .006%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. 685564106
1. Names of Reporting Person Alysun QP Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 16,665
6. Shared Voting Power: 0
7. Sole Dispositive Power: 16,665
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 16,665
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) .03%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. 685564106
1. Names of Reporting Person Alydar Fund Limited I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 1,563,971
6. Shared Voting Power: 0
7. Sole Dispositive Power: 1,563,971
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 1,563,971
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 2.67%
12. Type of Reporting Person (See Instructions) OO

CUSIP No. 685564106
1. Names of Reporting Person Alysheba Fund Limited I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 670,078
6. Shared Voting Power: 0
7. Sole Dispositive Power: 670,078
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 670,078
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 1.14%
12. Type of Reporting Person (See Instructions) OO

CUSIP No. 685564106
1. Names of Reporting Person Alysun Fund Limited I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 20,040
6. Shared Voting Power: 0
7. Sole Dispositive Power: 20,040
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 20,040
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) .03%
12. Type of Reporting Person (See Instructions) OO

Item 1.

(a) Name of Issuer: Orbital Sciences Corporation.

(b) Address of Issuer’s Principal Executive Offices: 21839 Atlantic Blvd., Dulles, VA 20166

Item 2.

(a) Name of Person Filing: John A. Murphy, an individual, is Manager of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies. Alydar Capital, LLC is the general partner of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P. and Alysun QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysun Fund Limited and Alysheba Fund Limited. 1

(b) Address of Principal Business Office or, if none, Residence: 222 Berkeley Street, 17th Floor, Boston, MA 02116

(c) Citizenship

(d) Title of Class of Securities: Orbital Sciences Corporation

(e) CUSIP Number: 685564106

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

(a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f) An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g) A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) Group, in accordance with §240.13d-1(b)(1)(ii)(J).

____________________________________

1 John A. Murphy disclaims beneficial ownership of the securities.

Item 4.      Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:
Alydar Capital, LLC: 685,911 shares
Alydar Partners, LLC: 2,940,000 shares
Alydar Fund, L.P.: 41,378 shares
Alydar QP Fund, L.P.: 394,651 shares
Alysheba Fund, L.P.: 8,912 shares
Alysheba QP Fund, L.P.: 221,010 shares
Alysun Fund, L.P. 3,295 shares
Alysun QP Fund, L.P. 16,665 shares
Alydar Fund Limited 1,563,971 shares
Alysheba Fund Limited: 670,078 shares
Alysun Fund Limited 20,040 shares
John A. Murphy2: 2,940,000 shares

(b) Percent of class: 5.01%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote. 0
(ii) Shared power to vote or to direct the vote. 2,940,000
(iii) Sole power to dispose or to direct the disposition of. 0
(iv) Shared power to dispose or to direct the disposition of. 2,940,000

Item 5.      Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. N/A

Item 6.      Ownership of More than Five Percent on Behalf of Another Person. N/A

Item 7.      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.      Identification and Classification of Members of the Group N/A

Item 9.      Notice of Dissolution of Group N/A

____________________________________

2 John A. Murphy disclaims beneficial ownership in the securities.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 28, 2008
ALYDAR CAPITAL, LLC /s/ Paul J. Pitts
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager
ALYDAR PARTNERS, LLC /s/ Paul J. Pitts

By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYDAR FUND, L.P.

By: ALYDAR CAPITAL, LLC, its General Partner
/s/ Paul J. Pitts

_______________________________________________________________________

By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYDAR QP FUND, L.P.

By: ALYDAR CAPITAL, LLC, its General Partner
/s/ Paul J. Pitts
______________________________________________________________________
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSHEBA FUND, L.P.

By: ALYDAR CAPITAL, LLC, its General Partner
/s/ Paul J. Pitts
_______________________________________________________________________

Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSHEBA QP FUND, L.P.

By: ALYDAR CAPITAL, LLC, its General Partner
/s/ Paul J. Pitts
_______________________________________________________________________

By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSUN FUND, L.P.

By: ALYDAR CAPITAL, LLC, its General Partner
/s/ Paul J. Pitts
_______________________________________________________________________

By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSUN QP FUND, L.P.

By: ALYDAR CAPITAL, LLC, its General Partner
/s/ Paul J. Pitts
_____________________________________________________________________
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYDAR FUND LIMITED

/s/ Paul J. Pitts
________________________________________________________________________

By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director

ALYSHEBA FUND LIMITED

/s/ Paul J. Pitts
________________________________________________________________________

By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director

ALYSUN FUND LIMITED

/s/ Paul J. Pitts
________________________________________________________________________

By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director